Exhibit 99.1

QR Energy Announces Fourth Quarter 2012 Results and Outlook

HOUSTON, TX—(Marketwire – March 6, 2013) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the fourth quarter of 2012 and 2013 guidance. Fourth quarter and historical results have been recasted to include the December 2012 acquisition from sponsor, Quantum Resources Fund, per accounting requirements, as the transaction was between entities under common control.

Highlights for the Fourth Quarter 2012

•	Completed $358 million of oil-weighted acquisitions of conventional, long life properties in core areas from sponsor and third-party

•	$214 million acquisition from private seller augmented Ark-La-Tex reserves and significantly increased oil position in the area

•	Further diversified geographic footprint with strategic $144 million drop-down of oil-weighted Jay Field from sponsor

•	Estimated proved reserves were 99.1 MMBoe, a 22% increase from recasted 2011 year end reserves, including a 43% increase in oil reserves

•	Average production was 17,033 Boe per day, a 1% increase from recasted third quarter; full year production increased 5%

•	Adjusted EBITDA was $71.1 million, a 5% increase from recast third quarter due to increased production and higher realized NGL prices

•	Distributable Cash Flow was $39.3 million, an 11% increase from recast third quarter due to increased EBITDA and a decreased management incentive fee paid

•	Distribution Coverage Ratio was 1.2x

•	Net income of $1.9 million was impacted by $13.1 million of non-cash unrealized mark-to-market commodity derivative losses

•	Raised $224.1 million of gross proceeds from a public equity offering in December 2012

•	Credit facility borrowing base increased in January 2013 from $730 million to $900 million as a result of fourth quarter acquisitions

•	Increased liquidity to $400 million of current undrawn availability under credit facility; $766 million of current debt outstanding

Note: Please see financial statements and related footnotes in QR Energy’s 10-K, as filed with the Securities and Exchange Commission (“SEC”). Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented, “Accretive acquisitions in 2012 totaled nearly $600 million, which meaningfully increased the oil exposure in our reserve base by 43%. Our team remains committed to technical excellence and has begun executing on our development plans for 2013. I am proud of our team’s ability to seamlessly integrate acquired properties and focus on maximizing the recovery and cash flow from our conventional asset base.”

Fourth Quarter 2012 Results

•	Revenue was $97.4 million, a 7% increase from recast third quarter, due to increased production and higher realized NGL prices

•

Realized prices excluding commodity derivatives were $91.40 per barrel of oil, $3.04 per Mcf of natural gas and $46.46 per barrel of NGLs; Realized prices including commodity derivatives were $99.07 per barrel of oil and $5.45 per Mcf of natural gas

•	Lease operating expenses were $20.25 per Boe, a 14% increase from recast third quarter due to acquisitions

•	Total recasted capital expenditures were $29.5 million

•

QR Energy’s general partner elected to convert 80% of management incentive fee into approximately 6.1 million Class B units, which are entitled to the fourth quarter cash distribution for common units in lieu of management incentive fee of like amount

Cash Distribution

On February 15, 2013, QR Energy paid a cash distribution attributable to the fourth quarter of 2012 of $0.4875 per unit for all outstanding common units. This represents an annualized distribution of $1.95 per common unit.

Guidance

The guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the first quarter and full year of 2013:

	1Q 2013	Full Year 2013
Average net daily production (Boed)	17,500 -17,900	17,800 -18,200
Lease operating expenses (per Boe)	$20.00 -$22.00	$20.00 -$22.00
Estimated maintenance capital expenditures ($ millions)	$17	$68
Estimated total capital expenditures ($ millions) (1)	$15	$90
Cash general and administrative expenses ($ millions)	$9 -$10	$32 - $35

(1)	Total capital expenditures are expected to be less than estimated average maintenance capital expenditures for 1Q2013 due to increased capital spending in remaining nine months of 2013.

Annual Report on Form 10-K

QR Energy’s financial statements and related footnotes will be available in the 10-K for the year ended December 31, 2012, which QR Energy will file with the SEC today. The 10-K will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 11184499.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 11184499.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Reserves

QR Energy had 99.1 MMBoe of estimated proved reserves as of December 31, 2012. Estimated proved reserves were 75% proved developed and 68% liquids. The Standardized Measure of estimated proved reserves was $1.6 billion. Estimates of proved reserves were prepared by Miller and Lents, Ltd., independent reserve engineers.

Standardized Measure is defined as the present value of estimated future net revenue to be generated from the production of estimated proved reserves, determined in accordance with the rules and regulations of the SEC, less future development, production and income tax expenses, and discounted at 10% per annum. Standardized Measure is calculated in accordance with Statement of Financial Accounting Standards No. 69 Disclosures About Oil and Gas Producing Activities, as codified in ASC Topic 932, Extractive Activities — Oil and Gas. Because we are a limited partnership, we are generally not subject to federal or state income taxes and thus make no provision for federal or state income taxes in the calculation of our Standardized Measure. Standardized Measure does not give effect to derivative transactions.

Estimated proved reserves at year end 2012 were calculated using the unweighted arithmetic average first-day-of-the-month closing price for each month of 2012 ($94.71 per Bbl of oil and natural gas liquids and $2.76 per Mcf of natural gas).

	Oil	Natural Gas	NGL	Total
	MBbl	MMcf	MBbl	MBoe
Estimated proved reserves at December 31, 2012:
Proved developed	44,487	131,700	8,125	74,562
Proved undeveloped	12,351	58,620	2,428	24,549

Total proved reserves	56,838	190,320	10,553	99,111

Commodity Derivatives

As of March 6, 2013, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil
Term	Index	Swaps Bbls/d	Average Price ($/Bbl)	Collars Bbls/d	Floor Price ($/Bbl)	Ceiling Price ($/Bbl)	WTS/WTI Basis Swaps Bbl/d	Avg. Discount to NYMEX-WTI ($/Bbl)
2013	WTI	7,170	$98.74	—	—	—	—	—
2013	LLS	1,400	$99.51	—	—	—	—	—
Mar. - Dec. 2013	WTI	469	$96.55	—	—	—	—	—
Apr. - Dec. 2013	WTI	—	—	—	—	—	2,400	($1.90)
2014	WTI	7,125	$96.16	425	$90.00	$106.50	2,400	($2.10)
2014	LLS	1,900	$98.77	—	—	—	—	—
2015	WTI	6,721	$94.52	1,025	$90.00	$110.00	—	—
2016	WTI	5,698	$90.81	1,500	$80.00	$102.00	—	—
2017	WTI	4,997	$86.88	—	—	—	—	—

“WTI” is West Texas Intermediate crude oil; “LLS” is Louisiana Light Sweet crude oil; “WTS” is West Texas Sour crude oil.

	Natural Gas
Term	Index	Swaps MMBtu/d	Average Price ($/MMBtu)	Collars MMBtu/d	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	Puts MMBtu/d	Average Price ($/MMBtu)	Basis Swaps MMBtu/d	Avg. Discount to NYMEX-HHub ($/MMBtu)
2013	Henry Hub	30,441	$6.01	2,466	$6.50	$8.65	—	—	18,466	($0.17)
2014	Henry Hub	26,622	$6.18	4,966	$5.74	$7.51	—	—	17,066	($0.19)
2015	Henry Hub	7,191	$5.34	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	Henry Hub	11,350	$4.27	630	$4.00	$5.55	11,350	$4.00	—	—
2017	Henry Hub	10,445	$4.47	595	$4.00	$6.15	10,445	$4.00	—	—

Selected Operating Data

	Three months ended		Twelve months ended
	12/31/2012	9/30/2012	12/31/2012	12/31/2011
Production data:
Oil (MBbls)	855	806	3,106	2,594
Natural gas (MMcf)	3,144	3,321	13,475	15,106
NGLs (MBbls)	188	197	743	680

Total production (MBoe)	1,567	1,557	6,095	5,792
Production by area (Boed):
Permian Basin	6,483	6,994	6,539	6,726
Ark-La-Tex	5,766	5,625	5,260	4,540
Mid-Continent	1,376	1,451	1,473	1,509
Gulf Coast	3,320	2,772	3,316	3,093
Michigan	88	82	65	—

Average daily production (Boed)	17,033	16,924	16,653	15,868
Prices:
Average NYMEX:
Crude oil (per Bbl)	$88.23	$92.20	$94.15	$95.11
Natural gas (per Mcf)	$3.54	$2.89	$2.83	$4.03
Average realized including commodity derivatives:
Crude Oil (per Bbl)	$99.07	$98.44	$99.58	$80.44
Natural gas (per Mcf)	$5.45	$5.30	$5.52	$5.32
NGLs (per Bbl)	$46.46	$33.36	$46.21	$56.02
Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$91.40	$92.98	$95.52	$97.43
Natural gas (per Mcf)	$3.04	$2.60	$2.76	$4.35
NGLs (per Bbl)	$46.46	$33.36	$46.21	$56.02

Note: These results of operations have been recast to include financial information for the December 2012 acquisition from sponsor, Quantum Resources Fund, as the transaction was between entities under common control. Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended		Twelve months ended
	12/31/2012	9/30/2012	12/31/2012	12/31/2011
	(In thousands)
Revenues:
Oil sales	$78,145	$74,945	$296,684	$252,744
Natural gas sales	9,570	8,623	37,174	65,741
NGLs sales	8,735	6,571	34,331	38,094
Processing and other	960	989	3,809	4,325

Total Revenue	97,410	91,128	371,998	360,904

Operating Expenses:
Lease operating expenses	31,725	27,784	114,231	104,680
Production and other taxes	6,903	6,522	25,921	23,472
Processing and transportation	1,251	842	3,786	4,075

Total production expenses	39,879	35,148	143,938	132,227
Depreciation, depletion and amortization	29,855	26,331	105,796	94,993
Accretion of asset retirement obligations	1,539	1,412	5,648	4,593
General and administrative and other	11,369	10,737	42,275	37,315
Acquisition and transaction costs	2,714	278	4,000	—

Total operating expenses	85,356	73,906	301,657	269,128

Operating income	12,054	17,222	70,341	91,776
Other income (expense):
Realized gains (losses) on commodity derivative contracts	14,132	13,375	49,800	(72,053)
Unrealized gains (losses) on commodity derivative contracts	(13,062)	(62,836)	3,271	119,913
Interest expense, net	(11,187)	(12,592)	(43,133)	(50,491)

Total other income, net	(10,117)	(62,053)	9,938	(2,631)

Income (loss) before income taxes	1,937	(44,831)	80,279	89,145
Income tax benefit (expense)	0	171	(528)	(850)

Net income (loss)	$1,937	$(44,660)	$79,751	$88,295

Net income per common unit	$(0.24)	$(1.25)	$0.19	$0.10
Adjusted EBITDA	$71,086	$67,891	$272,099	$237,175
Distributable Cash Flow	$39,251	$35,300	$152,476	$148,714

Note: These results of operations have been recast to include financial information for the December 2012 acquisition from sponsor, Quantum Resources Fund, as the transaction was between entities under common control. Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

December 31, 2012
(In thousands)
ASSETS
Current assets:
Total current assets	$122,062
Noncurrent assets:
Total property and equipment, net	1,464,269
Derivative instruments	76,621
Other assets	23,575

Total noncurrent assets	1,564,465

Total assets	$1,686,527

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$56,437
Noncurrent liabilities:
Long-term debt	766,076
Derivative instruments	16,993
Asset retirement obligations	125,565
Other liabilities	6,790
Deferred taxes	102

Total noncurrent liabilities	915,526
Partners’ capital:
Total partners’ capital	714,564

Total liabilities and partners’ capital	$1,686,527

Note: These results of operations have been recast to include financial information for the December 2012 acquisition from sponsor, Quantum Resources Fund, as the transaction was between entities under common control. Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts), unrealized gains and losses on commodity derivative contracts, unrealized gains and losses on gas imbalances, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by our general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts. Beginning with the second quarter of 2012, we revised our calculation of Adjusted EBITDA to adjust for unrealized gains and losses on gas imbalances. Adjusted EBITDA amounts, and in turn the calculations of Distributable Cash Flow and the Distribution Coverage Ratio, for prior periods have been revised to conform to the current presentation.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including general partner units and Class B units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including general partner units and Class B units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and the Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our common unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended		Twelve months ended
	12/31/2012	9/30/2012	12/31/2012	12/31/2011
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:
Net income (loss)	$1,937	$(44,660)	$79,751	$88,295
Plus:
Unrealized (gain) on commodity derivative contracts	13,062	62,836	(3,271)	(119,913)
Loss on modification of derivative contracts	—	—	—	83,399
Unrealized loss (gain) on gas imbalances	1,268	371	1,341	(1,446)
Depletion, depreciation and amortization	29,855	26,331	105,796	94,993
Accretion of asset retirement obligations	1,539	1,412	5,648	4,593
Interest expense	11,187	12,592	43,133	50,491
Income tax expense (benefit)	0	(171)	528	850
General and administrative expense in excess of administrative services fee	12,238	9,180	39,173	35,913

Adjusted EBITDA	$71,086	$67,891	$272,099	$237,175
Less:
Cash interest expense	(11,587)	(9,603)	(36,004)	(22,465)
Estimated maintenance capital expenditures (1)	(16,000)	(15,750)	(62,750)	(61,000)
Distributions to preferred unitholders	(3,500)	(3,500)	(14,000)	(3,424)
Management incentive fee (2)	(748)	(3,738)	(6,869)	(1,572)

Distributable Cash Flow (3)	$39,251	$35,300	$152,476	$148,714
Distributions to unitholders (other than preferred units) (4)(5)(6)	$31,774	$28,856	$97,316	$61,544
Distribution Coverage Ratio	1.2x	1.2x	1.6x	2.4x

(1)	Estimated maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	The GP elected to convert 80% of its 4Q12 management incentive fee into 6.1 million units, which are entitled to the 4Q12 distribution. The conversion was offset by a reduced cash management incentive fee in 4Q12.
(3)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(4)

3Q12 distributions to unitholders have been recasted the reflect the 13.8 million common units issued in December 2012. Excluding the effect to 3Q12 of the distribution attributable to the common units issued in December 2012, 3Q12 Distribution Coverage Ratio would have been 1.6x.

(5)	Twelve month 2012 distributions exclude $4.2 million related to our first quarter distribution on units issued in April 2012 because units were issued to fund an acqusition for which QRE had no revenue in 1Q12. The inclusion of the first quarter distribution on the units issued in April would have resulted in a Distribution Coverage Ratio of 1.6x for the twelve months ended December 31, 2012.
(6)	The aggregate distributions to unitholders for the three months ended December 31, 2012 includes distributions attributable to the Class B units issued to our general partner upon conversion of a portion of the management incentive fee payable with respect to such period.

Note: These results of operations have been recast to include financial information for the December 2012 acquisition from sponsor, Quantum Resources Fund, as the transaction was between entities under common control. Please see the financial statements and related footnotes in QR Energy’s 10-K, as filed with the SEC.

Investor Contacts:

Taylor B. Miele

Investor Relations Manager

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200